Exhibit 4.2

PECO ENERGY COMPANY

POLLUTION CONTROL NOTE

(DELAWARE COUNTY INDUSTRIAL DEVELOPMENT AUTHORITY)

2008 SERIES A

As of this fifth day of March, 2008, PECO ENERGY COMPANY, a Pennsylvania corporation (the “Company”), for value received, promises to pay to The Bank of New York Trust Company, N.A., as trustee (the “Trustee”) under the Trust Indenture dated as of March 1, 2008 (the “Indenture”) between the Delaware County Industrial Development Authority (the “Authority”) and the Trustee securing the Authority’s Pollution Control Revenue Refunding Bonds, 2008 Series A (PECO Energy Company Project) (the “Bonds”), for deposit in the Debt Service Fund amounts sufficient, together with other moneys held by the Trustee under the Indenture and available thereunder, to pay the principal sum of $150,000,000 on December 1, 2012 and to pay (i) interest thereon from the date hereof until the payment of said principal sum has been made or provided for at a rate at all times equal to the interest rate borne by the Bonds at 4.00% per annum, being the same and payable on each date that interest is payable on the Bonds on such payment date pursuant to the terms of the Indenture, and (ii) interest on overdue principal, and to the extent permitted by law, on overdue interest, at the rate borne by the Bonds.

This Note is issued pursuant to a certain Pollution Control Facilities Agreement dated as of December 1, 1982, as heretofore supplemented and amended (as so supplemented and amended, the “Agreement”), between the Authority and the Company relating to the financing of certain pollution control and sewage and solid waste disposal facilities (the “Project Facilities”) located at the Eddystone and Cromby Generating Station (together, the “Stations”) previously owned by the Company. This Note is being issued concurrently with the issuance of the Bonds.

The obligation of the Company to make the payments required hereunder shall be absolute and unconditional and shall not be subject to diminution by setoff, recoupment, counterclaim, abatement or otherwise for any reason, including, without limiting the generality of the foregoing, any default by the Authority under the Agreement or any other agreement between the Authority and the Company, defect in title to the Project Facilities, failure to complete the Project Facilities or default by contractors or suppliers in connection therewith, any acts or circumstances that may constitute failure of consideration, destruction of, damage to or condemnation of the Project Facilities, commercial frustration of purpose, any change in the tax or other laws of the United States of America or of the Commonwealth of Pennsylvania or any political subdivision of either, or any failure of the Authority to perform or observe any of its obligations arising out of or in connection with the Agreement.

This Note is subject to prepayment, at the option of the Company, upon prior written notice to the Trustee not later than five days prior to the corresponding redemption date for the Bonds, to the extent that the Bonds are subject to optional or mandatory redemption pursuant to Section 7.01(a) of the Indenture at a prepayment price equal to the corresponding redemption price of the Bonds.

If the Trustee notifies the Company that the Bonds are being called for mandatory redemption as provided in Section 7.01(a)(iii) of the Indenture, the Company shall, on or before the proposed redemption date for the Bonds, pay to the Trustee the whole or portion of the unpaid principal amount of this Note equal to the principal amount of the Bonds being called for mandatory redemption. If the Company receives notice that a proceeding or litigation has been instituted against a bondholder which could lead to a “final determination” (as defined in Section 7.01(a)(iii) of the Indenture), the Company shall promptly notify the Trustee and the Authority in writing whether or not it intends to contest such proceeding. In the event that the Company chooses to so contest, it will use its best efforts to obtain a prompt “final determination” or decision in such proceeding or litigation and will keep the Trustee and the Authority informed of the progress of any such proceeding or litigation.

Upon receipt of notice of optional prepayment and at the time of giving notice of a mandatory prepayment, the Trustee shall take all action necessary under the Indenture to redeem Bonds in an amount corresponding to that specified in the notice.

Whenever payment or provision therefor has been made in respect of the principal or redemption price of all or any portion of the Bonds and interest on all or any portion of the Bonds, together with all other sums payable by the Authority under the Indenture, in accordance with Article XIII of the Indenture, this Note shall be deemed paid to the extent such payment or provision therefor has been made, and if thereby deemed paid in full, this Note shall be cancelled and returned to the Company. Notwithstanding the foregoing, if, for any reason, the amounts specified above are not sufficient to make corresponding payments of principal or redemption price of the Bonds and interest on the Bonds, when such payments are due, the Company shall pay as additional amounts due hereunder, the amounts required from time to time to make up any such deficiency.

All payments of principal, prepayment price and interest hereunder shall be made to the Trustee at its designated corporate trust office, in such coin or currency of the United States of America as at the time of payment shall be legal tender for the payment of public and private debts.

In case one or more of the following events of default (each, an “Event of Default”) shall have occurred and be continuing:

(a) default in the payment of any installment of principal or prepayment price in respect of this Note as and when the same shall become due and payable; or

(b) if payment of any interest on the Note is not made within five days of when such Bonds become due and payable; or

(c) failure on the part of the Company duly to perform any other of the covenants on the part of the Company contained in this Note or in the Agreement for a period of 60 days after the date on which written notice of such failure, requiring the Company to remedy the same, shall have been given to the Company by the Trustee; provided that, to the extent permitted by this Note, the Agreement and the Indenture, if the prepayment of this Note is made and the special mandatory redemption of the Bonds is effected as required under the Indenture, a failure by the Company to observe a covenant, agreement or representation in the Agreement, which failure is determined to have resulted in the interest on the Bonds becoming includable for federal income tax purposes in the gross income of any holder of such Bonds, shall not, in and of itself, constitute an “event of default” hereunder or under the Indenture; or

(d) if the Company shall

(1) admit in writing its inability to pay its debts generally as they become due; or

(2) file a petition in bankruptcy to be adjudicated a voluntary bankrupt or file a similar petition under any insolvency act; or

(3) make an assignment for the benefit of its creditors; or

(4) consent to the appointment of a receiver of itself or of the whole or any substantial part of its property; or

(e) if the Company shall file a petition or answer seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof; or

(f) if the Company shall, on a petition in bankruptcy filed against it, be adjudicated a bankrupt or if a court of competent jurisdiction shall enter an order or decree appointing, without the consent of the Company, a receiver or trustee of the Company or of the whole or substantially all of its property, or approving a petition filed against it seeking reorganization or arrangement of the Company under the federal bankruptcy laws or any other applicable law or statute of the United States of America or any State thereof, and such adjudication, order or decree shall not be vacated or set aside or stayed within 90 days from the date of the entry thereof; or

(g) acceleration of maturity of the Bonds under Section 9.01(b) of the Indenture, which acceleration shall not have been rescinded under Section 9.01(c) of the Indenture,

then and in each and every such case and during the continuance thereof, the Trustee, by notice in writing to the Company, may declare the unpaid balance of this Note to be due and payable immediately if concurrently with or prior to such notice the unpaid principal amount of the Bonds has been declared due and payable, and upon any such declaration the same shall become and shall be immediately due and payable, anything in this Note to the contrary notwithstanding.

In case the Trustee shall have proceeded to enforce any right under this Note and such proceedings shall have been discontinued or abandoned for any reason or shall have been determined adversely to the Trustee, then and in every such case the Company and the Trustee shall be restored to their respective positions and rights hereunder, and all rights, remedies and powers of the Company and the Trustee shall continue as though no such proceeding had been taken, but subject to the limitations of any such adverse determination.

The Company covenants that, in case default shall be made in the payment of any installment of principal, prepayment price or interest in respect of this Note, whether at maturity or by declaration or otherwise, then, upon demand of the Authority or the Trustee, the Company will pay to the Trustee the whole amount that then shall have become due and payable on this Note for principal, prepayment price and/or interest with interest on the overdue principal and prepayment price, and (to the extent enforceable under applicable law) on the overdue installments of interest at the rate or rates borne by this Note; and, in addition thereto, such further amount as shall be sufficient to cover the reasonable costs and expenses of collection, including a reasonable compensation to the Trustee, its agents, attorney and counsel, and any expenses or liabilities incurred by the Trustee, its agents, attorney and counsel, other than through its negligence or bad faith.

In case the Company shall fail forthwith to pay such amounts upon such demand, the Trustee shall be entitled and empowered to institute any actions or proceedings at law or in equity for the collection for the sums so due and unpaid, and may prosecute any such action or proceeding to judgment or final decree, and may enforce any such judgment or final decree against the Company and collect in the manner provided by law out of the property of the Company the moneys adjudged or decreed to be payable.

In case there shall be pending proceedings for the bankruptcy or for the reorganization of the Company under the U.S. Bankruptcy Code or any other applicable law, or in case a receiver or trustee shall have been appointed for the property of the Company or in the case of any other similar judicial proceedings relative to the Company, or to the creditors or property of the Company, the Trustee shall be entitled and empowered, by the intervention in such proceedings or otherwise, to file and prove a claim or claims for the whole amount of the Note and interest owing and unpaid in respect thereof and, in case of any judicial proceedings, to file such proofs of claim and other papers or documents as may be necessary or advisable in order to have the claims of the Trustee allowed in such judicial proceedings relative to the Company, its creditors, or its property, and to collect and receive any moneys or other property payable or deliverable on any such claims, and to distribute the same after the deduction of its charges and expenses; and any receiver, assignee or trustee in bankruptcy or reorganization is hereby authorized to make such payments to the Trustee, and to pay to the Trustee any amount due it for compensation and expenses, including counsel fees and expenses incurred by it up to the date of such distribution.

No remedy herein conferred is intended to be exclusive of any other remedy or remedies.

No recourse shall be had for the payment due on this Note, or for any claim based hereon or on the Agreement, against any officer, director or stockholder, past, present or future, of the Company as such, either directly or through the Company, under any constitutional provision, statute or rule of law, or by the enforcement of any assessment or by any legal or equitable proceeding or otherwise.

This Note shall at all times be and remain part of the “Trust Estate” set forth (and defined) in the Indenture, and no assignment or transfer by the Trustee of its rights hereunder, other than (i) a transfer made after an “Event of Default” provided in the Indenture in the course of the Trustee’s exercise of its rights and remedies consequent upon such Event of Default, or (ii) a transfer required in the performance of the Trustee’s duties under the Indenture, or (iii) a transfer to a successor trustee pursuant to the Indenture shall be effective.

IN WITNESS WHEREOF, the Company has caused this Note to be duly executed, sealed and delivered and dated the date first written above.

PECO ENERGY COMPANY

By	Phillip S. Barnett
Phillip S. Barnett
Senior Vice President and Chief Financial Officer

[SEAL]

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